Exhibit 3.1c

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 08:31 AM 06/18/1992

921705008 - 786580

CERTIFICATE OF DESIGNATION

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

860,000 SHARES OF

FIXED RATE CUMULATIVE

PREFERRED STOCK, SERIES B

COMERICA INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the Corporation at meeting thereof held on August 26, 1986, duly amended by the Board of Directors and duly amended, supplemented, and completed by resolutions duly adopted by the Board of Directors of the Corporation (i) at a meeting thereof held on November 25, 1986, and (ii) at a meeting thereof held on June 23, 1987, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation, which authorizes the issuance of up to 860,000 shares of “Fixed Rate Preferred Stock, Series B” (as hereinafter defined) without par value, and that the complete text of such resolution, as so amended, supplemented, and completed, is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes the issue of the below described series of Preferred Stock without par value of the Corporation and pursuant to authority set forth in the Corporation’s Restated Certificate of Incorporation, as amended, hereby fixes the voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

FIXED RATE CUMULATIVE PREFERRED STOCK, SERIES B

(1) Designation.  860,000 shares of the Preferred Stock without par value of the Corporation are hereby constituted as a series of Preferred Stock without par value and designated as Fixed Rate Cumulative Preferred Stock, Series B (hereinafter called “Fixed Rate Cumulative Preferred Stock, Series B”). Shares of the Fixed Rate Cumulative Preferred Stock, Series B shall have a Stated Value of $50 per share.  The number of shares constituting the Fixed Rate Cumulative Preferred Stock, Series B may be reduced by resolution duly adopted by the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating such reduction.

(2) Dividends.  The holders of shares of Fixed Rate Cumulative Preferred Stock, Series B shall be entitled to receive cash dividends, when and as declared by the Corporation’s Board of Directors out of funds legally available for the purpose, as hereinafter provided in this Section (2).

(a) Dividend rates on the shares of the Fixed Rate Cumulative Preferred Stock, Series B shall be 8.65% per annum on the Stated Value thereof for (i) the Initial Dividend Period and (ii) each succeeding Semi-Annual Dividend Period (the Initial Dividend Period and any Semi-Annual Dividend Period being hereinafter referred to severally as a “Dividend Period” and collectively referred to as “Dividend Periods”). Such dividends shall be cumulative from the date of original issue of such shares and shall be payable, when and as declared by the Board, on the first day of January and July of each calendar year, commencing on the first day of the first January or July following the date of original issue of such shares.  Each such dividend shall be paid to the holders of record of shares of the Fixed Rate Cumulative Preferred Stock, Series B as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board.

(b) Except as provided in the following sentence or in subsection (c) of this Section (2), no dividends shall be declared or paid or set apart for payment on any stock of the Corporation of any class or series ranking, as to dividends, on a parity with the Fixed Rate Cumulative Preferred Stock, Series B for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Fixed Rate Cumulative Preferred Stock, Series B outstanding for all Dividend Periods terminating on or prior to the date of payment of such dividends on the stock of such other class or series. When dividends are not paid in full, as aforesaid, upon the shares of the Fixed Rate Cumulative Preferred Stock, Series B and any other stock of the Corporation ranking on a parity as to dividends with the Fixed Rate Cumulative Preferred Stock, Series B, all dividends declared upon shares of the Fixed Rate Cumulative Preferred Stock, Series B and any other stock of the Corporation ranking on a parity as to dividends with the Fixed Rate Cumulative Preferred Stock, Series B shall be declared pro rata so that the amount of dividends declared per share on the Fixed Rate Cumulative Preferred Stock, Series B and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the

Fixed Rate Cumulative Preferred Stock, Series B and such other stock bear to each other.  Holders of shares of the Fixed Rate Cumulative Preferred Stock, Series B shall not be entitled to any dividend, whether payable in cash, property or stocks, in excess of full cumulative dividends, as herein provided, on the Fixed Rate Cumulative Preferred Stock, Series B.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Fixed Rate Cumulative Preferred Stock, Series B which may be in arrears.

(c)  So long as any shares of the Fixed Rate Cumulative Preferred Stock, Series B are outstanding, no dividend (other than a dividend in Common Stock or in any other stock of the Corporation ranking junior to this Series as to dividends and upon liquidation and other than as provided in this subsection or in subsection (b) of this Section (2)) shall be declared and paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock of the Corporation ranking junior to or on a parity with the Fixed Rate Cumulative Preferred Stock, Series B as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Fixed Rate Cumulative Preferred Stock, Series B as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Fixed Rate Cumulative Preferred Stock, Series B as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B shall have been paid for all past Dividend Periods.

(d)  Dividends payable on each share of the Fixed Rate Cumulative Preferred Stock, Series B for each full Dividend Period shall be computed by multiplying the Stated Value per share of the Fixed Rate Cumulative Preferred Stock, Series B by 8.65% per annum.

(e) For purposes of this Section (2), the term:

(i)  “Initial Dividend Period” shall mean the period commencing on the date of issuance and ending on and including the day next preceding the first day of the first January or July to follow such date of issuance.

(ii)  “Semi-Annual Dividend Period” shall mean each six month period commencing on January 1 and July 1 of each calendar year and ending on and including the day next preceding the first day of the next Semi-Annual Dividend Period.

(3) Redemption.  (a) Except as provided in subsection (b) of this Section (3), the Fixed Rate Cumulative Preferred Stock, Series B may not be redeemed prior to that date that is 5 years after the date of issuance.  On and after that date, the Corporation, at its option, may redeem shares of the Fixed Rate Cumulative Preferred Stock, Series B, as a whole or in part, at any time or from time to time at a redemption price per share of 100% of the Stated Value plus, in each case, accrued and unpaid dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

(b)  In the event the Corporation shall redeem shares of Fixed Rate Cumulative Preferred Stock, Series B, notice of such redemption shall be given by registered or certified mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as the same appears on the stock register of the Corporation.  Each such notice shall state:  (1) the redemption date: (2) the number of shares of Fixed Rate Cumulative Preferred Stock, Series B to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder: (3) the redemption price: (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Fixed Rate Cumulative Preferred Stock, Series B so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease.  The Corporation’s obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation), having a capital and surplus of at least $50,000,000.00, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Fixed Rate Cumulative Preferred Stock, Series B so called for redemption.  Any interest accrued on such funds shall be paid to the Corporation from time to time.  Any funds so deposited and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Fixed Rate Cumulative Preferred Stock, Series B so called for redemption shall look only to the Corporation for payment of the redemption price.

Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If less than all the outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable.

In no event shall the Corporation redeem less than all the outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B pursuant to subsection (a) of this Section (3) or purchase or acquire any shares of the Fixed Rate Cumulative Preferred Stock, Series B (otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Fixed Rate Cumulative Preferred Stock, Series B) unless full cumulative dividends shall have been paid or declared and a sum sufficient for the payment thereof set apart for such payment upon all outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B for all past Dividend Periods.

(c) All shares of Fixed Rate Cumulative Preferred Stock, Series B redeemed or purchased by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued as and when designated as part of a particular series by the Corporation.

(4) Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any of the Common Stock or any other series or class or classes of capital stock of the Corporation ranking junior to the Fixed Rate Cumulative Preferred Stock, Series B with respect to distribution of assets on liquidation, dissolution or winding up of the Corporation (“Junior Liquidation Stock”), the holders of the shares of the Fixed Rate Cumulative Preferred Stock, Series B shall be entitled to receive an amount per share equal to the Stated Value plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Fixed Rate Cumulative Preferred Stock, Series B shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other stock of the Corporation ranking as to liquidation, dissolution or winding up, on a parity with the Fixed Rate Cumulative Preferred Stock, Series B, then such assets, or the proceeds thereof, shall be distributed among the holders of Fixed Rate Cumulative Preferred Stock, Series B and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Fixed Rate Cumulative Preferred Stock, Series B and any such other stock if all amounts payable thereon were paid in full.  For the purposes of this Section (4), a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Subject to the rights of the holders of shares of any series or class or classes of stock of the Corporation ranking on a parity with or prior to the Fixed Rate Cumulative Preferred Stock, Series B upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the Fixed Rate Cumulative Preferred Stock, Series B as provided in this Section (4), but not prior thereto, any Junior Liquidation Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Fixed Rate Cumulative Preferred Stock, Series B shall not be entitled to share therein.

(5) Purchase, Retirement or Sinking Fund.  The shares of Fixed Rate Cumulative Preferred Stock, Series B shall not be subject to the operation of any purchase, retirement or sinking fund.

(6) Conversion or Exchange.  The holders of shares of Fixed Rate Cumulative Preferred Stock, Series B shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock (or any other security) of the Corporation.

(7) Voting.  Except as hereinafter in this Section (7) expressly provided or as otherwise from time to time required by law, the Fixed Rate Cumulative Preferred Stock, Series B shall have no voting rights.  If the Fixed Rate Cumulative Preferred Stock, Series B shall be issued in fractional shares, then, whenever the holders of the Fixed Rate Cumulative Preferred Stock, Series B are entitled to vote, each such fractional share shall entitle the holder thereof to a corresponding fraction of one vote.

Each holder of outstanding shares of Fixed Rate Cumulative Preferred Stock, Series B shall be entitled to one vote for each such share held, voting with the holders of outstanding shares of the Corporation s Common Stock, par value $5.00 per share, as a class.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Fixed Rate Cumulative Preferred Stock, Series B shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

(8) Ranking.  Any class or classes of stock of the Corporation shall be deemed to rank:

(a) prior to the Fixed Rate Cumulative Preferred Stock, Series B as to dividends or upon liquidation if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Fixed Rate Cumulative Preferred Stock, Series B;

(b) on a parity with the Fixed Rate Cumulative Preferred Stock as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Fixed Rate Cumulative Preferred Stock, Series B, if the holders of such class of stock and the Fixed Rate Cumulative Preferred Stock, Series B shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other; and

(c) junior to the Fixed Rate Cumulative Preferred Stock, Series B, as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the Fixed Rate Cumulative Preferred Stock, Series B shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes.

(9) Additional Stock.  Except as expressly provided in Section (7) above and in the Restated Certificate of Incorporation, neither the issuance of additional shares of Fixed Rate Cumulative Preferred Stock, Series B nor the issuance of shares of any other class or series of stock of the Corporation shall be subject to restrictions as to issuance, or as to the powers, preferences, or rights thereof.

(10) No Other Special Rights. The Fixed Rate Cumulative Preferred Stock, Series B shall have no other preferences, privileges or powers or relative, optional or other special rights, or qualifications, limitations or restrictions, except as set forth in Sections (1) through (9) above and except as provided in the Restated Certificate of Incorporation and by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Eugene A. Miller, its Chairman of the Board, President and Chief Executive Officer, and attested by Judith C. Lalka, its Secretary, as of the 18th day of June, 1992.

COMERICA INCORPORATED

/s/ Eugene A. Miller
By: Eugene A. Miller
Its: Chairman of the Board, President and Chief Executive Officer

Attest:

/s/ Judith C. Lalka
By: Judith C. Lalka
Its: Secretary